UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 27, 2014

AT&T INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Throughout this document, AT&T Inc. is referred to as “AT&T.” On June 27, 2014, New Cingular Wireless PCS, LLC, a subsidiary of AT&T (“New Cingular”), and AT&T Receivables Funding, LLC, a wholly owned subsidiary of New Cingular (“Receivables Funding”) entered into uncommitted agreements (the “Securitization Facility”) pertaining to the sale of equipment installment contracts and related security with Citibank N.A. and various other relationship banks as pool purchasers (the “Pool Purchasers”) with a funded amount not expected to exceed $2.0 billion outstanding at any given time. In connection with the Securitization Facility, New Cingular and Receivables Funding entered into a Sale Agreement, dated as of June 27, 2014 (the “Sale Agreement”), pursuant to which the New Cingular will from time to time sell and/or convey certain equipment installment contracts and related assets (the “Receivables”) to Receivables Funding. Pursuant to a receivables purchase agreement, dated as of June 27, 2014 (the “Receivables Purchase Agreement”), among Receivables Funding, New Cingular, as servicer, the Pool Purchasers and pool purchaser agents and Citibank N.A. as the administrative agent, Receivables Funding will sell and transfer such Receivables to Citibank N.A. and the other Pool Purchasers.

New Cingular will service the Receivables in exchange for a monthly servicing fee. AT&T will provide a performance guarantee of certain obligations of New Cingular in its capacity as servicer under the Receivables Purchase Agreement and as originator under the Sale Agreement.

Beginning on June 27, 2014, Receivables may be sold from time to time throughout the term of the Securitization Facility. On June 27, 2014, AT&T received approximately $800 million cash for the sale of $1.6 billion Receivables of equipment installment contracts to the Pool Purchasers under the Securitization Facility. The remaining balance will be collected over the remaining term of the equipment installment contracts. For the second quarter of 2014, AT&T will report the cash receipt of approximately $800 million as operating cash. The cash flow impact of this transaction is primarily timing-related within the current year; there is no change to AT&T’s 2014 free cash flow guidance. AT&T does not expect a material impact on the consolidated statements of income or consolidated balance sheet.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: June 27, 2014	By:	/s/ Paul W. Stephens
Paul W. Stephens
Senior Vice President and Controller